Equity Growth Systems, inc.
                      A publicly held Delaware corporation

     Minutes of Organizational Meeting of Newly Elected Board of Directors


     A special organizational meeting of the directors elected by Edward Granville-Smith ("Mr. Granville-Smith"), as the new Board of Directors for Equity Growth Systems, inc. (The "Board" and the "Corporation," respectively), was held by telephone conference on November 11, 1998, at 1:00 p.m., after provision of notice to all members by telephone and facsimile transmission. A copy of such notice is appended hereto as exhibit A. All exhibits were provided to the participants by e-mail.

     The meeting was called as a result of a medical emergency involving Mr. Granville-Smith, necessitating his replacement as the Corporation's sole officer and requiring a change in the Corporation's strategic plans, which were critically dependent on Mr. Granville-Smith's active leadership.

     Anticipating such potential emergency, Mr. Granville-Smith recently negotiated an agreement with the Yankee Companies, Inc., a privately held Florida corporation ("Yankee"), a copy of which is annexed hereto as exhibit B [the "Yankee Agreement"]. Such agreement contemplated provision of material assistance in the restructuring of the Corporation, including recruitment of new officers and directors and development and implementation of a new strategic plan.

     Anticipating the execution of the Yankee Agreement, Yankee presented a number of people to the Corporation, and recommended that Mr. Granville-Smith, as the Corporation's sole director, elect four of them to the Corporation's Board of Directors, to wit, Charles J, Scimeca ("Mr. Scimeca"), Ms. Penny Field,
G. Richard Chamberlin, Esquire ("Mr. Chamberlin") and Anthony Q. Joffe. Mr. Granville-Smith wisely took such action by written consent in lieu of special meeting on November 6, 1998.

     At Mr. Granville-Smith's request, Yankee also formed a small investment group (comprised of Yankee and persons associated therewith) which entered into a series of subscription agreements with the Corporation designed to provide emergency capital required to discharge current obligations (copies of such agreement being annexed hereto as composite exhibit C [the "Subscription Agreements"]), two of which remain unexecuted.

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

     Mr. Chamberlin was elected by the members participating to act as the Chairman of the meeting and also acted as secretary. In light of Mr. Granville-Smith's medical emergency, after discussions and due procedures, the Board (except for Mr. Granville Smith, who was medically unable to attend) unanimously adopted the following resolutions:


1. Resolved, that Mr. Scimeca, currently the Corporation's secretary be appointed as the Corporation's acting president, and that Mr. Chamberlin, who has previously served as the Corporation's legal counsel, be elected as the Corporation's general counsel and acting secretary.

Please Initial:
Mr. Chamberlin:  ___ Mr. Scimeca: ___ Mr. Joffe: ___ Ms. Field:___

2. Resolved, that all other current officers of the Corporation be and they are hereby discharged.

Please Initial:
Mr. Chamberlin: ___ Mr. Scimeca: ___ Mr. Joffe: ___ Ms. Field:___

3. Resolved, that the Corporation's entry into the Subscription Agreements be ratified and that the newly elected acting officers execute the two Subscription Agreements remaining unexecuted, on behalf of the Corporation.

Please Initial: Mr. Chamberlin: ___ Mr. Scimeca: ___ Mr. Joffe: ___ Ms. Field:
---


4. Resolved, that the newly elected acting officers execute the Yankee Agreement on behalf of the Corporation.

Please Initial: Mr. Chamberlin: ___ Mr. Scimeca: ___ Mr. Joffe: ___ Ms. Field:
---

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5. Resolved,  that the  Corporation  enter into a settlement  agreement with Mr.
Granville-Smith, in the form annexed hereto and made a part hereof as exhibit D.

Please Initial: Mr. Chamberlin: ___ Mr. Scimeca: ___ Mr. Joffe: ___ Ms. Field:
---


6. Resolved, that the Corporation be restructured as a holding company, with its current assets and operations transferred to a new subsidiary to be organized as a Florida corporation under a name to be selected by Mr. Scimeca and approved by Yankee, and that at such time as he is again medically competent, Mr. Granville-Smith be elected, together with Mr. Scimeca, as a director thereof.

Please Initial: Mr. Chamberlin: ___ Mr. Scimeca: ___ Mr. Joffe: ___ Ms. Field:
---


7. Resolved, that the Corporation, under the guidance and advise of Yankee, develop and implement a new strategic business plan and undertake a program of acquisitions designed to increase the value and profitability of the Corporation.

Please Initial: Mr. Chamberlin: ___ Mr. Scimeca: ___ Mr. Joffe: ___ Ms. Field:
---


8. Resolved, that Yankee, using the proceeds derived from the recent private placement of the Corporation's securities and any proceeds it can generate through refinancing of the Corporation's assets, open and supervise financial accounts for the Corporation, and develop and implement a plan to discharge the Corporation's current liabilities.

Please Initial: Mr. Chamberlin: ___ Mr. Scimeca: ___ Mr. Joffe: ___ Ms. Field:
---


9. Resolved, that Messrs. Scimeca and Chamberlin, as the Corporation's acting officers, under the guidance and advice of Yankee, take all actions reasonably necessary to effect the foregoing.

Please Initial: Mr. Chamberlin: ___ Mr. Scimeca: ___ Mr. Joffe: ___ Ms. Field:
---

     Having adopted the foregoing resolutions, upon motion duly made, seconded and unanimously adopted, the Board meeting was terminated.

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     The foregoing,  based on our best  recollection  and notes,  constitute the actions taken at such special organizational meeting of the Board, and by our execution of these minutes and initials on each page and under each resolution adopted, we do so confirm, effective as of this 11th day of November, 1998.


                 /s/ G. Richard Chamberlin /s/
              -----------------------------------
                     G. Richard Chamberlin
             Chairman and Secretary of the Meeting
                            Director

                   /s/ Charles J. Scimeca /s/
              ------------------------------------
                       Charles J. Scimeca
                            Director

                    /s/ Anthony Q. Joffe /s/
             --------------------------------------
                        Anthony Q. Joffe
                            Director

                      /s/ Penny Field /s/
             --------------------------------------
                          Penny Field
                            Director

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